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                           GREEN MOUNTAIN COFFEE, INC.

                                   Exhibit 11

                   Computation of Net Income (Loss) Per Share


                                                Year Ended
                             ------------------------------------------------
                             September 28,     September 30,     September 24,
                                1996              1995              1994
                             ------------      ------------      ------------
Net income (loss)..........  $  1,262,000      $  (218,000)      $ (2,358,000)
                             ------------      -----------       ------------
Primary weighted common
  shares outstanding:
   Common stock............     3,399,843        3,383,529          3,377,682
   Stock options...........        27,767             -                  -
                             ------------       ----------       ------------
Weighted average shares....     3,427,610        3,383,529          3,377,682
                             ------------       ----------       ------------
Net income (loss) per share          0.37            (0.06)             (0.70)
                             ------------       ----------       ------------
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